Exhibit 99.2

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30 2009	2008
Assets	$427,391	$343,743
Net loans	$311,021	$253,562
Securities	$78,077	$70,638
Deposits	$302,898	$245,953
Shareholders' equity	$45,580	$37,512
Net income	$2,460	$2,770
Earnings per share	$0.90	$1.14
Book value per outstanding share	$16.67	$15.49

KEY RATIOS

	AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30 2009	2008
Return on average assets	0.78%	1.08%
Return on average equity	7.33%	9.91%
Net interest margin (tax equivalent)	3.90%	4.15%
Loans to deposits	102.71%	103.09%
Allowance for loan loss to total loans	1.17%	1.08%
Shareholders' equity to total assets	10.66%	10.91%
Efficiency ratio	67.53%	64.03%

DIRECTORS

Robert K. Baker
Ronald E. Holtman
J. Thomas Lang
Daniel J. Miller
Jeffery A. Robb, Sr.
Eddie L. Steiner
John R. Waltman
Chairman

EXECUTIVE OFFICERS

Eddie L. Steiner
President and Chief Executive Officer

Rick L. Ginther
President,
The Commercial & Savings Bank

Paul D. Greig
Chief Operations/Information Officer

Paula J. Meiler
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

QUARTER ENDING	TRADE PRICE HIGH	LOW	CLOSING PRICE	CASH DIVIDEND DECLARED
12/31/07	17.75	15.40	17.75	0.18
3/31/08	17.90	15.75	16.14	0.18
6/30/08	18.00	15.75	15.75	0.18
9/30/08	16.25	14.40	15.25	0.18
12/31/08	16.00	14.00	15.00	0.18
3/31/09	14.50	12.25	14.00	0.18
6/30/09	17.00	13.26	16.00	0.18
9/30/09	16.00	14.25	15.20	0.18



COMMON STOCK PERFORMANCE
HIGH
LOW
CLOSING PRICE
19
18
17
16
15
14
13
12
DOLLARS PER SHARE
DEC-07
MAR-08
JUN-08
SEP-08
DEC-08
MAR-09
JUN-09
SEPT-09
QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol–CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

"Remember to call CSB for all your financial needs, whether to borrow, save or invest."

SEPTEMBER 30, 2009

QUARTERLY REPORT

CSB BANCORP, INC.

DEAR FELLOW SHAREHOLDER

On behalf of the Board of Directors, we are pleased to enclose a third quarter dividend of $0.18 per share, equaling the quarterly dividend amount of the past two and one half years.

Net income for the third quarter was $858 thousand, a decrease of $32 thousand from the same quarter a year ago. For the nine months ended September 30, net income totaled $2.46 million compared to $2.77 million last year. The year to date reduction is primarily due to increased loan charge-offs and higher FDIC insurance premiums assessed on the banking industry.

The Company's balance sheet remains strong despite the very challenging economic conditions that currently prevail both nationally and locally. CSB's book value per share has increased by 4.9% during the first nine months of 2009, and our tangible equity to assets ratio stands at 10.26%.

We continue to closely monitor and manage credit quality within the loan portfolio. Our charge-off activity slowed during the third quarter; however, nonperforming loan balances and total delinquencies grew during the period. Accordingly, we increased our provision for loan losses and the allowance now stands at 1.17% of total loans.

While there are signs the recession may have bottomed out, recovery to more normalized economic activity is likely to take some time, and will not occur at identical rates for all business and consumer activities. Job recovery will be a key factor in how long it takes for the economy to reach more normalized levels. Unemployment is high in our primary service area, averaging above 10% during 2009, double the average of the past nine years. Consequently, loan demand has been somewhat muted, with the exception of home mortgage refinancing activity created by attractive interest rates.

In late September, we opened a banking center on West High Street in Orrville, Ohio. CSB now has fourteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties, as well as our Trust office in Wooster. We will continue to seek controlled growth opportunities in our market, using our commitment of providing excellent customer service and financial products as our primary way to attract and retain customer relationships.

Thank you for your continuing support as a shareholder of CSB. We always welcome your input, and if you have any questions about this report please do not hesitate to contact us.

Sincerely,

EDDIE STEINER
President and CEO
CSB Bancorp, Inc.

JOHN WALTMAN
Chairman
CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	SEPTEMBER 30 2009	SEPTEMBER 30 2008
ASSETS:		
Cash and due from banks	$21,941	$8,623
Federal funds sold	0	1,800
Securities	78,077	70,638
Net loans	311,021	253,562
Premises & equipment, net	8,546	7,074
Other assets	7,806	2,046
TOTAL ASSETS	**$427,391**	**$343,743**
LIABILITIES:		
Deposits	$302,898	$245,953
Securities sold under agreements to repurchase	27,057	22,757
Short-term borrowings	0	2,000
Other borrowings	49,858	33,682
Other liabilities	1,998	1,839
TOTAL LIABILITIES	**$381,811**	**$306,231**
SHAREHOLDERS' EQUITY:		
Common stock	$18,629	$16,674
Additional paid-in capital	9,992	6,464
Retained earnings	20,708	19,449
Treasury stock	(5,015)	(5,015)
Accumulated other comprehensive income (loss)	1,266	(60)
TOTAL SHAREHOLDERS' EQUITY	**$45,580**	**$37,512**
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	**$427,391**	**$343,743**

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	THREE MONTHS ENDED SEPTEMBER 30 2009	THREE MONTHS ENDED SEPTEMBER 30 2008	NINE MONTHS ENDED SEPTEMBER 30 2009	NINE MONTHS ENDED SEPTEMBER 30 2008
INTEREST INCOME:				
Interest and fees on loans	$4,566	$4,073	$13,769	$12,503
Interest on securities	860	860	2,693	2,537
Other interest income	8	33	17	103
TOTAL INTEREST INCOME	5,434	4,966	16,479	15,143
INTEREST EXPENSE:				
Interest on deposits	1,056	1,069	3,353	3,663
Other interest expense	514	457	1,536	1,375
TOTAL INTEREST EXPENSE	1,570	1,526	4,889	5,038
Net interest income	3,864	3,440	11,590	10,105
Provision for loan losses	293	107	928	262
Net interest income after provision for loan losses	3,571	3,333	10,662	9,843
Noninterest income	870	674	2,446	2,309
Noninterest expense	3,188	2,663	9,527	8,007
Net income before federal income taxes	1,253	1,344	3,581	4,145
Federal income tax provision	395	454	1,121	1,375
NET INCOME	**$858**	**$890**	**$2,460**	**$2,770**
EARNINGS PER SHARE	**$0.31**	**$0.37**	**$0.90**	**$1.14**